As filed with the Securities and Exchange Commission on May 17, 2022

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RAYONIER ADVANCED MATERIALS INC.

(Exact name of registrant as specified in its charter)

Delaware	46-4559529
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1301 Riverplace Boulevard, Suite 2300 Jacksonville, FL (Address of Principal Executive Offices)	32207 (Zip Code)

Rayonier Advanced Materials Inc. 2021 Incentive Stock Plan

Employment Inducement Grant

(Full title of the plan)

Richard Colby Slaughter

Vice President, General Counsel and Corporate Secretary

1301 Riverplace Boulevard, Suite 2300

Jacksonville, Florida 32207

(Name and address of agent for service)

(904) 357-4600

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering 4,798,125 shares of common stock, par value $0.01 per share (“Common Stock”), of Rayonier Advanced Materials Inc. (the “Registrant”) to be issued pursuant to the Rayonier Advanced Materials Inc. 2021 Incentive Stock Plan (the “Plan”). On May 17, 2021, at the Registrant’s 2021 Annual Meeting of Stockholders, the stockholders approved the Plan, which had been previously approved by the Registrant’s board of directors. The Plan supersedes and replaces the Rayonier Advanced Materials Inc. 2017 Incentive Stock Plan (the “Prior Plan”) for awards granted on or after May 17, 2021.

On December 5, 2021, the Board appointed Vito J. Consiglio as the Registrant’s President and Chief Executive Officer (“CEO”). This Registration Statement on Form S-8 is also being filed to register 631,315 shares of Common Stock issuable pursuant to an award of leveraged performance units (“LPUs”) granted outside of the Plan as an “employment inducement grant” (the “Inducement Award”) to Mr. Consiglio on January 1, 2022 in connection with his appointment as CEO. The Inducement Award was granted in reliance on New York Stock Exchange (the “NYSE”) Listing Rule 303A.08, which exempts “employment inducement grants” from the general requirement under the NYSE Listing Rules that all equity compensation plans be approved by stockholders. Pursuant to the Inducement Award, and subject to the terms and conditions of the award agreement, Mr. Consiglio was awarded 252,526 LPUs at target. The actual number of LPUs earned will be based on share price growth, as measured against performance metrics set forth in the award agreement, over the three-year performance period. Earned LPUs will be settled in Company common stock. The maximum amount of shares that may be earned under this Inducement Award is 631,315 shares, which is subject to a value cap of 15x the initial grant value. The shares of Common Stock registered on this Registration Statement on Form S-8 with respect to the Inducement Award represent the maximum number of shares that may be earned pursuant to this award without regard to the value cap. The actual number of shares earned, if any, will be determined following the completion of the three-year performance period.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information concerning the Plan and the Inducement Award required by Item 1 of Form S-8 and the statement of availability of registrant information, plan information and other information required by Item 2 of Form S-8 will be sent or given to employees, or in the case of the Inducement Award, to the recipient, as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission pursuant to the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the Registrant are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof; provided, however, that any reports or portions thereof that are furnished, including under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and any exhibits included with such items, shall not be deemed incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Commission on March 1, 2022;

(b)	The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021 from the Registrant’s Definitive Proxy Statement on Schedule 14A, as filed with the Commission on April 1, 2022;

(c)	The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 26, 2022, as filed with the Commission on May 5, 2022;

(d)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 20, 2022, March 10, 2022 and March 21, 2022; and

(e)	The description of the Registrant’s capital stock contained in the Registrant’s Registration Statement on Form 10 filed with the Commission on January 29, 2014, as amended by Amendment No. 1 filed on March 31, 2014, Amendment No. 2 filed on April 23, 2014, Amendment No. 3 filed on May 13, 2014 and Amendment No. 4 filed on May 29, 2014, and any amendment or report filed for the purpose of updating that description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items) subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The legality of the issuance of the Common Stock being registered has been passed upon for the Registrant by Richard Colby Slaughter, Vice President, General Counsel and Corporate Secretary of the Registrant. Mr. Slaughter is employed by the Registrant, participates in various employee benefit plans of the Registrant under which he may receive shares of Common Stock or restricted stock units, options to purchase shares of Common Stock or other types of equity awards under the Plan, and currently beneficially owns less than 1% of the outstanding shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware.

Delaware law provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (“DGCL”) relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

The Registrant’s amended and restated certificate of incorporation and bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of the Registrant, or for serving at the Registrant’s request as a director or officer or another position at another corporation or enterprise, as the case may be. The Registrant’s amended and restated certificate of incorporation and bylaws also provide that the Registrant must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. The Registrant’s amended and restated certificate of incorporation expressly authorizes the Registrant to carry directors’ and officers’ insurance to protect it, its directors, officers and certain employees for some liabilities.

The foregoing is only a general summary of certain aspects of Delaware law and the Registrant’s amended and restated certificate of incorporation and bylaws dealing with indemnification of directors and officers and does not purport to be complete.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings.

(a)         The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Rayonier Advanced Materials Inc. (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant with the Commission on June 30, 2014)

4.2	Amended and Restated Bylaws of Rayonier Advanced Materials Inc. (incorporated herein by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the Registrant with the Commission on June 30, 2014)

4.3	Rayonier Advanced Materials Inc. 2021 Incentive Stock Plan, effective May 17, 2021 (incorporated herein by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 2, 2021)

4.4	Employment Letter between Rayonier Advanced Materials Inc. and Vito J. Consiglio, dated as of December 5, 2021 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant with the Commission on December 6, 2021)

4.5	Leveraged Performance Unit Award Agreement between Rayonier Advanced Materials Inc. and Vito J. Consiglio, filed herewith

5.1	Opinion of Counsel as to the legality of securities, filed herewith

23.1	Consent of Grant Thornton LLP, filed herewith

23.2	Consent of Counsel, filed herewith (included in Exhibit 5.1)

24.1	Powers of Attorney, filed herewith (included on the signature page of this Registration Statement)

107	Filing Fee Table, filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida on May 17, 2022.

Rayonier Advanced Materials Inc.

By:	/s/ Richard Colby Slaughter
Richard Colby Slaughter
Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Vito J. Consiglio, Marcus J. Moeltner and Richard Colby Slaughter as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including all pre-effective and post-effective amendments) to this Registration Statement (and to any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on May 17, 2022.

Signature	Title

/s/ Vito J. Consiglio Vito J. Consiglio	President and Chief Executive Officer (Principal Executive
Officer) and Director

/s/ Marcus J. Moeltner Marcus J. Moeltner	Chief Financial Officer and Senior Vice President, Finance
(Principal Financial Officer)

/s/ Gabriela Garcia Gabriela Garcia	Chief Accounting Officer and Vice President, Controller
(Principal Accounting Officer)

/s/ De Lyle W. Bloomquist De Lyle W. Bloomquist	Chairman of the Board, Director

/s/ Charles E. Adair Charles E. Adair	Director

/s/ Julie A. Dill Julie A. Dill	Director

/s/ James F. Kirsch James F. Kirsch	Director

/s/ David C. Mariano David C. Mariano	Director

/s/ Thomas I. Morgan Thomas I. Morgan	Director

/s/ Lisa M. Palumbo Lisa M. Palumbo	Director

/s/ Ivona Smith Ivona Smith	Director